Exhibit 99.2

CYS INVESTMENTS, INC.

CONSOLIDATED BALANCE SHEETS

(dollars and shares in thousands)

	June 30, 2018	December 31, 2017*
	(Unaudited)
Assets:
Cash and cash equivalents	$953	$4,132
Investments in securities, at fair value:
Agency RMBS (including pledged assets of $9,712,736 and $9,287,317, respectively)	10,426,068	11,587,720
U.S. Treasury securities (including pledged assets of $0 and $1,046,934, respectively)	—	1,046,934
Receivable for securities sold and principal repayments	150,241	301,398
Receivable for reverse repurchase agreements	779,362	—
Receivable for cash pledged as collateral	1,735	—
Interest receivable	49,667	32,890
Derivative assets, at fair value	307,404	159,629
Other investments	8,673	9,765
Other assets	2,878	3,114
Total assets	$11,726,981	$13,145,582
Liabilities and stockholders’ equity:
Liabilities:
Repurchase agreements	$9,187,589	$10,089,917
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	761,406	—
Payable for securities purchased	—	1,290,805
Payable for cash received as collateral	284,616	139,614
Accrued interest payable	56,394	41,468
Accrued expenses and other liabilities	3,906	4,969
Dividends payable	38,607	4,410
Derivative liabilities, at fair value	6,094	152
Total liabilities	$10,338,612	$11,571,335
Stockholders’ equity:
Preferred Stock, $0.01 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (155,441 and 155,010 shares issued and outstanding, respectively)	1,554	1,550
Additional paid in capital	1,977,734	1,976,310
Retained earnings (accumulated deficit)	(856,819)	(669,513)
Total stockholders’ equity	$1,388,369	$1,574,247
Total liabilities and stockholders’ equity	$11,726,981	$13,145,582

*  Derived from audited consolidated financial statements.

See Notes to consolidated financial statements (unaudited).

CYS INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest income:
Agency RMBS	$85,101	$77,027	$171,087	$150,254
Other	214	61	2,906	147
Total interest income	85,315	77,088	173,993	150,401
Interest expense:
Repurchase agreements	44,839	26,182	85,956	47,403
Total interest expense	44,839	26,182	85,956	47,403
Net interest income	40,476	50,906	88,037	102,998
Other income (loss):
Net realized gain (loss) on investments	(53,744)	(19,831)	(124,935)	(85,875)
Net unrealized gain (loss) on investments	(13,676)	51,299	(179,685)	114,777
Other income	926	39	965	86
Net realized and unrealized gain (loss) on investments and other income	(66,494)	31,507	(303,655)	28,988
Interest rate hedge expense, net	8,767	(8,434)	6,259	(16,761)
Net realized and unrealized gain (loss) on derivative instruments	25,974	(18,324)	115,442	(19,336)
Net gain (loss) on derivative instruments	34,741	(26,758)	121,701	(36,097)
Total other income (loss)	(31,753)	4,749	(181,954)	(7,109)
Expenses:
Compensation and benefits	2,953	3,004	6,145	6,780
General, administrative and other	5,774	2,426	8,450	4,864
Total expenses	8,727	5,430	14,595	11,644
Net income (loss)	$(4)	$50,225	$(108,512)	$84,245
Dividends on preferred stock	(5,203)	(5,203)	(10,406)	(10,406)
Net income (loss) available to common stockholders	$(5,207)	$45,022	$(118,918)	$73,839
Net income (loss) per common share basic & diluted	$(0.04)	$0.30	$(0.77)	$0.49
Dividends declared per common share	$0.22	$0.25	$0.44	$0.50

See Notes to consolidated financial statements (unaudited).

CYS INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

(dollars in thousands)

	Cumulative Redeemable Preferred Stock
			Common Stock Par	Additional Paid-in	Retained Earnings (Accumulated
	Series A	Series B	Value	Capital	Deficit)	Total
Balance, December 31, 2016	$72,369	$193,531	$1,514	$1,944,908	$(676,603)	$1,535,719
Net income (loss)	—	—	—	—	84,245	84,245
Issuance of common stock	—	—	3	11	—	14
Amortization of share based compensation	—	—	—	2,284	—	2,284
Repurchase and cancellation of common stock	—	—	—	(347)	—	(347)
Preferred dividends	—	—	—	—	(10,406)	(10,406)
Common dividends	—	—	—	—	(75,859)	(75,859)
Balance, June 30, 2017	$72,369	$193,531	$1,517	$1,946,856	$(678,623)	$1,535,650

Balance, December 31, 2017	$72,369	$193,531	$1,550	$1,976,310	$(669,513)	$1,574,247
Net income (loss)	—	—	—	—	(108,512)	(108,512)
Issuance of common stock	—	—	4	14	—	18
Amortization of share-based compensation	—	—	—	1,632	—	1,632
Repurchase and cancellation of common stock	—	—	—	(222)	—	(222)
Preferred dividends	—	—	—	—	(10,406)	(10,406)
Common dividends	—	—	—	—	(68,388)	(68,388)
Balance, June 30, 2018	$72,369	$193,531	$1,554	$1,977,734	$(856,819)	$1,388,369

See Notes to consolidated financial statements (unaudited).

CYS INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(108,512)	$84,245
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of share-based compensation	1,632	2,284
Amortization of premiums and discounts on investment securities	21,211	27,104
Amortization of premiums on interest rate cap contracts	8,750	8,750
Net realized (gain) loss on investments	124,935	85,875
Net unrealized (gain) loss on investments	179,685	(114,777)
Net realized (gain) loss on termination of cap and swaption contracts	(3,816)	—
Net unrealized (gain) loss on derivative instruments	(136,895)	41,960
Change in assets and liabilities:
Interest receivable	(16,777)	(515)
Other assets	236	(1,619)
Accrued interest payable	14,926	902
Accrued expenses and other liabilities	(1,063)	(3,125)
Net cash provided by (used in) operating activities	84,312	131,084
Cash flows from investing activities:
Purchase of available-for-sale investment securities	(6,616,218)	(4,494,384)
Proceeds from sale of available-for-sale investment securities	7,921,591	4,778,107
Proceeds from paydowns of available-for-sale investment securities	578,475	636,269
Proceeds from reverse repurchase agreements	(4,957,298)	—
Repayments of reverse repurchase agreements	4,177,936	—
Proceeds from U.S. Treasury short positions	757,461	—
Premium paid on interest rate caps and swaptions	(28,856)	—
Proceeds from termination of interest rate caps and swaptions	22,928	—
Change in assets and liabilities:
Receivable for securities sold and principal repayments	151,157	409,160
Receivable for cash pledged as collateral	(1,735)	600
Payable for securities purchased	(1,290,805)	(1,064,366)
Payable for cash received as collateral	145,002	(27,101)
Net cash provided by (used in) investing activities	859,638	238,285
Cash flows from financing activities:
Proceeds from repurchase agreements	62,794,590	70,517,981
Repayments of repurchase agreements	(63,696,918)	(70,838,680)
Net proceeds from issuance of common shares	18	14
Net payments for repurchase of common shares	(222)	(347)
Dividends paid	(44,597)	(48,333)
Net cash provided by (used in) financing activities	(947,129)	(369,365)
Net increase (decrease) in cash and cash equivalents	(3,179)	4
Cash and cash equivalents - Beginning of period	4,132	1,260
Cash and cash equivalents - End of period	$953	$1,264
Supplemental disclosures of cash flow information:
Interest paid (excluding interest paid on interest rate hedges)	$86,885	$45,924
Net interest paid (received) on interest rate hedges	$(9,324)	$8,587
Income taxes paid	$—	$1,499
Supplemental disclosures of non-cash flow information:
Dividends declared, not paid	$38,607	$42,342

See Notes to consolidated financial statements (unaudited).

CYS INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2018

These footnotes to our accompanying unaudited consolidated financial statements in this interim report should be read in conjunction with the footnotes to our Annual Report on Form 10-K, filed with the SEC on February 15, 2018 (the “2017 Annual Report”).

1. ORGANIZATION

CYS Investments, Inc. (the “Company”, “we”, “us” or “our”) was formed as a Maryland corporation on January 3, 2006, and commenced operations on February 10, 2006.  The Company has elected to be taxed and intends to continue to qualify as a real estate investment trust (“REIT”) and is required to comply with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), with respect thereto.  The Company primarily invests in residential mortgage-backed securities that are issued and the principal and interest of which are guaranteed by a federally chartered corporation (“Agency RMBS”), such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government such as the Government National Mortgage Association (“Ginnie Mae”), and debt securities issued by the United States Department of Treasury (“U.S. Treasuries”).  The Company’s investment guidelines provide that the Company may also purchase collateralized mortgage obligations issued by a government agency or government-sponsored entity that are collateralized by Agency RMBS (“CMOs”), credit risk transfer securities, such as Structured Agency Credit Risk (“STACR”) securities issued by Freddie Mac, Connecticut Avenue Securities (“CAS”) issued by Fannie Mae, or similar securities issued or sponsored by a U.S. government-sponsored entity (“GSE”) where their cash flows track the credit risk performance of a notional reference pool of mortgage loans, or securities issued by a government-sponsored entity that are not backed by collateral but, in the case of government agencies, are backed by the full faith and credit of the U.S. government, and, in the case of government-sponsored entities, are backed by the integrity and creditworthiness of the issuer (“U.S. Agency Debentures”).

The Company’s common stock, Series A Cumulative Redeemable Preferred Stock, $25.00 liquidation preference (the “Series A Preferred Stock”), and Series B Cumulative Redeemable Preferred Stock, $25.00 liquidation preference (the “Series B Preferred Stock”), trade on the New York Stock Exchange under the symbols “CYS,” “CYS PrA” and “CYS PrB,” respectively.

On April 26, 2018, the Company announced that it had entered into a definitive merger agreement pursuant to which Two Harbors Investment Corp., or Two Harbors, a Maryland corporation investing in, financing and managing Agency RMBS, non-Agency securities, mortgage servicing rights, and other financial assets and treated as a REIT for U.S. federal income tax purposes, would acquire the Company.  The transaction was approved by the stockholders of both the Company and Two Harbors on July 27, 2018, and the merger was completed on July 31, 2018, at which time the Company became a wholly owned subsidiary of Two Harbors. In exchange for all of the shares of the Company’s common stock outstanding immediately prior to the effective time of the merger, Two Harbors issued approximately 72.6 million new shares of common stock, as well as aggregate cash consideration of $15.0 million, to the Company’s common stockholders. In addition, Two Harbors issued 3 million shares of newly classified Series D cumulative redeemable preferred stock and 8 million shares of newly classified Series E cumulative redeemable preferred stock in exchange for all shares of the Company’s Series A and Series B cumulative redeemable preferred stock outstanding prior to the effective time of the merger.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the instructions to the Securities and Exchange Commission (“SEC”) Form 10-Q and Article 10, Rule 10-01 of Regulation S-X.  Accordingly, the financial statements do not include all of the information and footnotes required by GAAP for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  The unaudited consolidated financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2017, included in the 2017 Annual Report. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

The unaudited consolidated financial statements include the accounts of the Company and all of its subsidiaries.  All intercompany balances and transactions have been eliminated.  The unaudited consolidated financial statements of the Company have been prepared on the accrual basis of accounting in accordance with GAAP.  The preparation of financial statements in conformity with GAAP requires management to make a number of estimates and assumptions that affect the amounts reported in the unaudited consolidated financial statements and accompanying footnotes.  Actual results could differ from these estimates and the differences may be material.

Presentation

Prior to October 1, 2017, “Interest rate hedge expense, net” was referred to as “Swap and cap interest expense” in the Consolidated Statement of Operations.  This line item includes the following: (i) net periodic payments made on interest rate swaps and interest rate caps, (ii) the periodic amortization of premiums paid to enter into interest rate caps, and (iii) the periodic amortization of premiums paid to enter into swaptions, less, total payments received in connection with (A) the receive leg of our interest rate swaps, and (B) payments received in connection with interest rate caps. On October 1, 2017, the name was changed to “Interest rate hedge expense, net”, to better reflect the broad nature of items included in this line item, all of which reflect the Company’s net cost of hedging its exposure to interest rates.  Prior period financial statement line items have been renamed to conform to the current period presentation.  Effective January 1, 2018, realized and unrealized gains and losses on swaptions are included in “Net realized and unrealized gain (loss) on derivative instruments” and swaption premium is no longer amortized and included in “Interest rate hedge expense, net” in the Consolidated Statement of Operations.

Cash and Cash Equivalents

Cash and cash equivalents represent cash held in banks, cash on hand, and liquid investments with original maturities of three months or less. We may have bank balances in excess of federally insured amounts; however, we deposit our cash and cash equivalents with high credit-quality institutions to minimize credit risk exposure. We have not experienced, and do not expect, any losses on our cash or cash equivalents.

Investments in Securities

The Company’s investment securities are accounted for in accordance with the Financial Accounting Standards Board’s (“FASB”)  Accounting Standards Codification (“ASC”) 320-Investments-Debt and Equity Securities.  These investments meet the requirements to be classified as available-for-sale under ASC 320. Therefore, our investment securities are recorded at fair market value on the Consolidated Balance Sheets.  The Company has chosen to make a fair value election pursuant to ASC 825-Financial Instruments for its securities.  Electing the fair value option requires the Company to record changes in the fair value of investments in the Consolidated Statement of Operations as a component of net unrealized gain (loss) on investments, which in management’s view more appropriately reflects the results of operations for a particular reporting period as all securities activities will be recorded in a similar manner.

The Company records its security purchase and sale transactions, including forward settling transactions, on a trade date basis.  Realized gains and losses on securities transactions are recorded on an identified cost basis.

Agency RMBS

The Company’s investments in Agency RMBS consist of pass-through certificates backed by fixed-rate, monthly-reset adjustable-rate loans (“ARMs”) and Hybrid ARMs, the principal and interest of which are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.  Hybrid ARMs have interest rates that have an initial fixed period (typically three, five, seven or 10 years) and thereafter reset at regular intervals in a manner similar to ARMs.

Forward Settling Transactions

The Company engages in forward settling transactions to purchase or sell certain securities. Agency RMBS may include forward contracts for Agency RMBS purchases or sales of specified pools on a to-be-announced basis (“TBA Securities”) that meet the regular-way scope exception in ASC 815-Derivatives and Hedging (“ASC 815”), and are recorded on a trade date basis to the extent it is probable that we will take or make timely physical delivery of the related securities. The Company maintains security positions such that sufficiently liquid assets will be available to make payment on the settlement date for securities purchased.  The Agency RMBS purchased at the forward settlement date are typically priced at a discount to securities for settlement in the current month. Securities purchased on a forward settling basis are carried at fair value and begin earning interest on the settlement date.  Gains or losses may occur on these transactions due to changes in market conditions or the failure of counterparties to perform under the contract.

Investment and Derivative Valuation

The Company has a pricing committee responsible for establishing valuation policies and procedures, and reviewing and approving valuations monthly.  The pricing committee is composed of individuals from the finance and investment teams and other members of senior management.

Fair Value Measurements

Refer to Note 7, Fair Value Measurements, for the Company’s accounting policy for, and details related to, the fair value of the Company’s assets and liabilities.

Interest Income and Expense

We record interest income and expense on an accrual basis.  We accrue interest income based on the outstanding principal amount of the settled securities in our portfolio and their contractual terms.  We amortize premiums and discounts using the effective interest method as prepayments occur, and this net amortization is either a reduction of or accretive to interest income from Agency RMBS in the accompanying Consolidated Statement of Operations.  The Company does not estimate prepayments when calculating the yield to maturity on Agency RMBS.

Other Investments

Other investments is mainly comprised of a net investment in real estate that is recorded at fair value, inclusive of $4.8 million of corresponding mortgage debt, with changes in estimated fair value recognized in the accompanying Consolidated Statements of Operations.

Repurchase Agreements

Borrowings under repurchase agreements (“repo borrowings”) are collateralized by the Company’s Agency RMBS and U.S. Treasuries (collectively, “Debt Securities”).  The Company’s repo borrowing counterparties are institutional dealers in fixed income securities and financial institutions.  Collateral pledged on repo borrowings is valued daily, and our counterparties may require posting of additional collateral when the fair value of pledged collateral declines.  Repo borrowing counterparties have the right to sell or repledge collateral pledged under repo borrowings.

We account for our repo borrowings as short-term indebtedness under ASC 470-Debt; accordingly, these short-term instruments are reflected in our financial statements at their amortized cost, which approximates fair value due to their short-term nature.

Reverse Repurchase Agreements and Obligation to Return Securities Borrowed under Reverse Repurchase Agreements

The Company borrows U.S. Treasury securities through reverse repurchase transactions under our master repurchase agreements (see Derivative Instruments below) to cover short sales. We account for these as securities borrowing transactions and recognize an obligation to return the borrowed securities at fair value in the accompanying Consolidated Balance Sheet based on the value of the underlying borrowed securities as of period end. We account for our reverse repurchase agreements at amortized cost, which approximates fair value due to their short-term nature.

Derivative Instruments

Included in Derivative Instruments are interest rate swaps (cancelable and non-cancelable), swaptions, interest rate caps, TBA Derivatives and U.S. Treasury securities short positions (defined below).

The Company uses interest rate swaps, swaptions and caps (a “swap”, “swaption” or “cap”, respectively) as well as U.S. Treasury securities short positions to economically hedge a portion of its exposure to market risks, including interest rate and extension risk.  The objective of our risk management strategy is to reduce fluctuations in stockholders’ equity over a range of interest rate scenarios.  In particular, we attempt to manage the risk of the value of our Agency RMBS declining and cost of our variable rate liabilities increasing during a period of rising interest rates.

During the term of a swap or cap, the Company makes and/or receives periodic payments and records unrealized gains or losses as a result of marking the swap or cap to fair value.  During the term of a swaption, the Company will record unrealized gains or losses as the difference between the premium paid and the fair value of the swaption. We report the periodic interest payments and interest receipts on swaps (cancelable and non-cancelable) and caps and amortization of premiums on cap contracts in interest rate hedge expense, net in the accompanying Consolidated Statements of Operations.  When the Company terminates a swap, swaption or cap, we record a realized gain or loss equal to the difference between the proceeds from (or the cost of) closing the transaction and the Company’s cost basis in the contract, if any.  Swaps and caps involve a risk that interest rates will move contrary to the Company’s expectations, thereby increasing the Company’s payment obligation.

The Company’s swaps, swaptions and caps may be subject to a master netting arrangement (“MNA”), pursuant to which the Company may be exposed to credit loss in the event of non-performance by the counterparty to the swap, swaption or cap, limited to the fair value of collateral posted in excess of the fair value of the contract in a net liability position and the shortage of the fair value of collateral posted for the contract in a net asset position.  The Company has elected, as an accounting policy, to present these arrangements gross, and not on a net basis. As of June 30, 2018 and December 31, 2017, the Company did not anticipate non-performance by any counterparty.  Should interest rates move contrary to the Company’s expectations, the Company may not achieve the anticipated benefits of the interest rate swap, swaption or cap and may realize a loss.

While some of the Company’s derivative agreements generally permit netting or setting-off derivative assets and liabilities with the counterparty, the Company reports derivative assets and liabilities on a gross basis in the accompanying Consolidated Balance Sheets. Derivatives are accounted for in accordance with ASC 815 which requires recognition of all derivatives as either assets or liabilities at fair value in the accompanying Consolidated Balance Sheets with changes in fair value recognized in the accompanying Consolidated Statements of Operations in “Net realized and unrealized gain (loss) on derivative instruments”.  Cash receipts and payments related to derivative instruments are classified in the accompanying Consolidated Statements of Cash Flows in accordance with GAAP in the operating activities section, while the premium paid on interest rate caps and swaptions, and proceeds from the termination of interest rate caps and swaptions are recorded in the investing activities section of the accompanying Consolidated Statements of Cash Flows.

The Company enters into TBA dollar roll transactions whereby the Company is not contractually obligated to accept delivery on the settlement date (“TBA Derivatives”). TBA Derivatives are accounted for as a series of derivative transactions. The fair value of TBA Derivatives is based on similar methods used to value Agency RMBS with gains and losses recorded in Net realized and unrealized gains (losses) on derivative instruments in the accompanying Consolidated Statements of Operations. TBA Derivative transactions involve moving the settlement of a TBA contract out to a later date by entering into an offsetting short position (referred to as a “pair off”), net settling the paired off positions for cash, and simultaneously purchasing a similar TBA contract for a later settlement date.  The Company records such pair offs on a gross basis such that there is a sale of the original TBA Derivative and a subsequent purchase of a new TBA Derivative.

The Company purchases and sells short U.S. Treasury securities as an economic hedge against rising rates (“U.S. Treasury short position”).  U.S. Treasury short positions are intended to reduce the volatility in the Company’s Agency RMBS portfolio value in a rising rate environment. We borrow U.S. Treasury securities under reverse repurchase agreements to cover short sales. We account for these as securities borrowing transactions and recognize an obligation to return the borrowed securities in the accompanying Consolidated Balance Sheets as “Obligation to return securities borrowed under reverse repurchase agreements, at fair value”. Gains and losses associated with U.S. Treasury short positions are recognized in “Net realized and unrealized gain (loss) on derivative instruments” in the accompanying Consolidated Statements of Operations.

None of the Company’s derivatives have been designated as hedging instruments for accounting purposes. Effective January 1, 2016, the Company recognized all TBA Securities that do not qualify for the regular-way scope exception under ASC 815 as derivatives.

Income Taxes

The Company has elected to be treated as a REIT under the Code.  The Company will generally not be subject to federal income tax to the extent that it distributes 90% of its taxable income, after application of available tax provisions, within the time limits prescribed by the Code and as long as the Company satisfies the ongoing REIT requirements, including meeting certain asset, income and stock ownership tests.

Leases

The Company occupies leased office space.  The Company’s lease is accounted for in accordance with ASC 840-Leases, and is classified as an operating lease.  Rent expense is amortized on a straight-line basis over the lease term and is included in “General, administrative and other expense” in the accompanying Consolidated Statements of Operations.

Stock-based Compensation

The Company applies the provisions of ASC 718-Compensation-Stock Compensation, with regard to its equity incentive plans.  ASC 718 covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee stock purchase plans.  ASC 718 requires that compensation costs relating to stock-based payment transactions be recognized in the consolidated financial statements.  Compensation costs related to restricted common shares issued are measured at their estimated fair value at the grant date, and are amortized and expensed over the vesting period on a straight-line basis. The Company estimates the impact of forfeitures to the extent practical, otherwise forfeitures are recognized as they occur.

Earnings Per Share (“EPS”)

The Company computes basic EPS using the two-class method by dividing net income (loss), after adjusting for the impact of non-vested stock awards deemed to be participating securities, by the weighted-average number of common shares outstanding, calculated excluding non-vested stock awards. The Company computes diluted EPS by dividing net income (loss), after adjusting for the impact of non-vested stock awards deemed to be participating securities, by the weighted-average number of common shares outstanding, calculated excluding non-vested stock awards, giving effect to common stock options and warrants, if they are dilutive.  See Note 9, Earnings Per Share for EPS computations.

Recent Accounting Pronouncements

The following table provides a brief description of recent accounting pronouncements that could potentially impact the Company’s unaudited consolidated financial statements:

Accounting Standard	Description	Required Date of Adoption	Anticipated Effect on the Financial Statements
ASU 2016-02 Leases (Topic 842)	The amendments require lessees to recognize a right-of-use asset and a liability to make lease payments in the balance sheets for most leases. The accounting for lessors is largely unchanged.	January 1, 2019 (early adoption permitted).	Not expected to have a significant impact on the consolidated financial statements.

3. INVESTMENTS IN SECURITIES

The available-for-sale investments portfolio consisted of the following as of June 30, 2018 and December 31, 2017 (dollars in thousands):

June 30, 2018

Asset Type	Amortized Cost	Gross Unrealized Loss	Gross Unrealized Gain	Fair Value
Fannie Mae Certificates
Fixed Rate	$6,480,197	$(96,917)	$4,719	$6,387,999
ARMs	112,351	(1,761)	919	111,509
Total Fannie Mae	6,592,548	(98,678)	5,638	6,499,508
Freddie Mac Certificates
Fixed Rate	3,857,627	(84,893)	524	3,773,258
ARMs	131,520	(2,980)	298	128,838
Total Freddie Mac	3,989,147	(87,873)	822	3,902,096
Ginnie Mae Certificates
Fixed Rate	1,570	(87)	—	1,483
ARMs	22,806	—	175	22,981
Ginnie Mae Certificates - ARMs	24,376	(87)	175	24,464
Total Agency RMBS	10,606,071	(186,638)	6,635	10,426,068
U.S. Treasuries	—	—	—	—
Total	$10,606,071	$(186,638)	$6,635	$10,426,068

December 31, 2017

Asset Type	Amortized Cost	Gross Unrealized Loss	Gross Unrealized Gain	Fair Value
Fannie Mae Certificates
Fixed Rate	$7,117,481	$(20,470)	$23,067	$7,120,078
ARMs	273,660	(2,647)	1,101	272,114
Total Fannie Mae	7,391,141	(23,117)	24,168	7,392,192
Freddie Mac Certificates
Fixed Rate	3,968,358	(11,045)	10,142	3,967,455
ARMs	200,405	(1,028)	329	199,706
Total Freddie Mac	4,168,763	(12,073)	10,471	4,167,161
Ginnie Mae Certificates
Fixed Rate	1,602	(45)	—	1,557
ARMs	26,460	—	350	26,810
Total Ginnie Mae	28,062	(45)	350	28,367
Total Agency RMBS	11,587,966	(35,235)	34,989	11,587,720
U.S. Treasuries	1,047,965	(1,031)	—	1,046,934
Total	$12,635,931	$(36,266)	$34,989	$12,634,654

The following table presents the gross unrealized loss and fair values of the Company’s available-for-sale investments by length of time that such securities have been in a continuous unrealized loss position as of June 30, 2018 and December 31, 2017 (dollars in thousands):

	Unrealized loss positions
	Less than 12 Months		Greater than 12 months		Total
As of	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
June 30, 2018	$9,160,073	$(172,225)	$361,757	$(14,413)	$9,521,830	$(186,638)
December 31, 2017	7,925,876	(36,170)	24,896	(96)	7,950,772	(36,266)

The following table summarizes the Company’s available-for-sale investments as of June 30, 2018 and December 31, 2017, according to their estimated remaining weighted-average maturity classifications:

	June 30, 2018		December 31, 2017
	Fair Value	Amortized Cost	Fair Value	Amortized Cost
Less than one year	$—	$—	$24,896	$24,992
Greater than one year through five years	2,172,062	2,199,467	5,137,370	5,143,680
Greater than five years through ten years	8,254,006	8,406,604	7,472,388	7,467,259
Greater than ten years	—	—	—	—
Total	$10,426,068	$10,606,071	$12,634,654	$12,635,931

The following table summarizes our net realized gain (loss) from the sale of available-for-sale investments for the three and six months ended June 30, 2018 and 2017 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Available-for-sale investments, at cost	$1,794,692	$1,265,490	$8,046,396	$4,863,982
Proceeds from sale of available-for-sale investments	1,740,948	1,245,659	7,921,461	4,778,107
Net realized gain (loss) on sale of available-for-sale investments	$(53,744)	$(19,831)	(124,935)	(85,875)

Gross gain on sale of available-for-sale investments	$75	$2,270	15,147	10,873
Gross (loss) on sale of available-for-sale investments	(53,819)	(22,101)	(140,082)	(96,748)
Net realized gain (loss) on sale of available-for-sale investments	$(53,744)	$(19,831)	$(124,935)	$(85,875)

The components of the carrying value of available-for-sale investments at June 30, 2018 and December 31, 2017 are presented below.  The premium purchase price is generally due to the average coupon interest rates on these investments being higher than prevailing market rates and conversely, the discount purchase price is generally due to the average coupon interest rates on these investments being lower than prevailing market rates.

(dollars in thousands)	June 30, 2018	December 31, 2017
Principal balance	$10,338,172	$12,275,352
Unamortized premium	269,944	362,676
Unamortized discount	(2,045)	(2,097)
Gross unrealized gains	6,635	34,989
Gross unrealized losses	(186,638)	(36,266)
Fair value	$10,426,068	$12,634,654

As of June 30, 2018, the weighted-average coupon interest rate on the Company’s Agency RMBS was 3.60%. As of December 31, 2017, the weighted-average coupon interest rate on the Company’s Agency RMBS and U.S. Treasuries was 3.52% and 1.85%, respectively. Actual maturities of Agency RMBS are generally shorter than their stated contractual maturities (which range up to 30 years), because they are affected by the contractual lives of the underlying mortgages, periodic payments and principal prepayments.

Credit Risk

The Company believes it has minimal exposure to credit losses on its Debt Securities at June 30, 2018 and December 31, 2017.  Principal and interest payments on Agency RMBS are guaranteed by Freddie Mac and Fannie Mae, while principal and interest payments on Ginnie Mae RMBS and U.S. Treasuries are backed by the full faith and credit of the U.S. government.  Since September 2008, both Freddie Mac and Fannie Mae have operated in the conservatorship of the U.S. government.  As of June 30, 2018, S&P maintained its AA+ rating for the U.S. government, while Fitch and Moody’s rated the U.S. government AAA and Aaa, respectively.  Since Fannie Mae and Freddie Mac are in U.S. government conservatorship, the implied credit ratings of Agency RMBS are similarly rated.

Refer to Note 7, Fair Value Measurements, for details regarding the characterization of our investments in securities’ within the fair value hierarchy.

4. DERIVATIVE INSTRUMENTS

The Company enters into swaps (cancelable and non-cancelable), swaptions, caps and U.S. Treasury short positions as part of its efforts to manage its interest rate exposure. The Company had the following activity in interest rate swap, swaption and cap transactions during the three and six months ended June 30, 2018 and 2017 (dollars in thousands):

June 30, 2018
Trade Date	Transaction	Notional
February 2018	Opened	$1,250,000
February 2018	Terminated	(1,000,000)
March 2018	Opened	1,000,000
March 2018	Terminated	(1,000,000)
April 2018	Opened	250,000
April 2018	Terminated	(250,000)
May 2018	Opened	750,000
May 2018	Terminated	(750,000)
June 2018	Opened	250,000
June 2018	Terminated	(250,000)
Net Increase		$250,000

June 30, 2017
Trade Date	Transaction	Notional
April 2017	Terminated	$(500,000)
April 2017	Opened	500,000
May 2017	Terminated	(500,000)
May 2017	Opened	500,000
June 2017	Opened	100,000
Net Increase		$100,000

As of June 30, 2018 and December 31, 2017, the Company had pledged Debt Securities with a fair value of $71.0 million and $76.5 million, respectively, as collateral on derivative instruments.  As of June 30, 2018, the Company pledged cash of $1.7 million on derivative instruments. As of December 31, 2017, the Company had no cash pledged as collateral on derivative instruments.  As of June 30, 2018, the Company had Agency RMBS and U.S. Treasuries of $10.8 million and cash of $284.6 million pledged to it as collateral for derivative instruments.  As of December 31, 2017, the Company had Agency RMBS and U.S. Treasuries of $9.6 million and cash of $139.6 million pledged to it as collateral for derivative instruments.

At June 30, 2018, the Company had a 10-year U.S. Treasury short position with a notional of $800 million and a fair market value of $761.4 million.

The table below summarizes information about our derivative and economic hedging instrument assets and liabilities as of June 30, 2018 and December 31, 2017 (dollars in thousands):

Derivative and Other Hedging Instruments -		June 30, 2018		December 31, 2017
Assets	Consolidated Balance Sheets	Notional	Fair Value	Notional	Fair Value
Interest Rate Swaps	Derivative assets, at fair value	$6,475,000	$245,995	$7,475,000	$120,154
Interest Rate Swaptions	Derivative assets, at fair value	1,250,000	2,368	—	—
Interest Rate Caps	Derivative assets, at fair value	2,500,000	53,943	2,500,000	39,466
TBA Derivatives	Derivative assets, at fair value	1,371,000	5,098	25,000	9
Total derivative assets at fair value		$11,596,000	$307,404	$10,000,000	$159,629

Derivative and Other Hedging Instruments - Liabilities	Consolidated Balance Sheets	Notional	Fair Value	Notional	Fair Value
Interest Rate Swaps	Derivative liabilities, at fair value	$—	$—	$—	$—
Interest Rate Swaptions	Derivative liabilities, at fair value	—	—	—	—
Interest Rate Caps	Derivative liabilities, at fair value	—	—	—	—
TBA Derivatives	Derivative liabilities, at fair value	1,000,000	(6,094)	425,000	(152)
Total derivative liabilities at fair value		$1,000,000	$(6,094)	$425,000	$(152)
U.S. Treasury short position	Derivative liabilities, at fair value	$800,000	$(761,406)	$—	$—

The average notional value of the Company’s TBA Derivatives during the three and six months ended June 30, 2018 was $2.6 billion and $2.3 billion, respectively. The average notional value of the Company’s TBA Derivatives during the three and six months ended June 30, 2017 was $1.7 billion and $1.6 billion, respectively. The average notional value of the Company’s swaps, swaptions and caps during the three and six months ended June 30, 2018 was $10.2 billion and $10.2 billion, respectively. The average notional value of the Company’s swaps, swaptions and caps during the three and six months ended June 30, 2017 was $9.0 billion and $9.0 billion, respectively. The average notional value of the Company’s U.S. Treasury short positions during the three and six months ended June 30, 2018 was $0.8 billion and $0.5 billion, respectively. We had no U.S. Treasury short positions during the three and six months ended June 30, 2017.

The following table presents information about the net realized and unrealized gain and loss on swaps, swaptions, caps, TBA Derivatives and U.S. Treasury short positions for the three and six months ended June 30, 2018 and 2017 (dollars in thousands):

Derivative	Location of Gain (Loss) on	Three Months Ended June 30,		Six Months Ended June 30,
Instrument Type	Derivative Instruments	2018	2017	2018	2017
Interest rate swaps and caps	Interest rate hedge expense, net	$8,767	$(8,434)	$6,259	$(16,761)
Interest rate swaps, swaptions and caps	Net realized and unrealized gain (loss) on derivative instruments	30,667	(28,389)	146,465	(21,181)
TBA Derivatives	Net realized and unrealized gain (loss) on derivative instruments	(9,143)	10,065	(25,186)	1,845
U.S. Treasury short position	Net realized and unrealized gain (loss) on derivative instruments	4,450	—	(5,837)	—
Interest rate swaps, swaptions, caps, TBA Derivatives and U.S. Treasury short position	Net gain (loss) on derivative instruments	$34,741	$(26,758)	$121,701	$(36,097)

The swap, swaption and cap notional was $10.2 billion at June 30, 2018 compared to $10.0 billion at December 31, 2017, and respectively 111% and 99% of our repo borrowings at June 30, 2018 and December 31, 2017.

Refer to Note 6, Pledged Assets, and Note 7, Fair Value Measurements, for details regarding assets pledged under derivative contracts and the characterization of derivative contracts within the fair value hierarchy, respectively.

5. REPURCHASE AGREEMENTS

The Company leverages its Debt Securities portfolio primarily through repo borrowings and TBA dollar roll transactions.  Each of the Company’s repo borrowings bears interest at a rate based on a spread above or below the London Interbank Offered Rate (“LIBOR”).  While repo borrowings have historically been the Company’s principal source of borrowings, the Company may issue long-term debt (i.e., debt with an initial term greater than one year) to diversify credit sources and to manage interest rate and duration risk.

Certain information with respect to the Company’s repo borrowings outstanding principal at the balance sheet dates is summarized in the table below.

(dollars in thousands)	June 30, 2018	December 31, 2017
Outstanding repurchase agreements	$9,187,589	$10,089,917
Interest accrued thereon	$28,645	$30,108
Weighted-average borrowing rate	2.06%	1.42%
Weighted-average remaining maturity (in days)	43	51
Fair value of pledged collateral(1)	$9,671,008	$10,565,269

(1)                                 Collateral for repo borrowings consists of Agency RMBS and U.S. Treasuries.

The following table presents the remaining contractual maturity of repo borrowings by collateral type as of June 30, 2018 and December 31, 2017 (dollars in thousands):

	Remaining contractual maturity
	Overnight	Less than 30 days	30-90 days	Greater than 90 days	Total
June 30, 2018
Agency RMBS	$563,475	$4,060,032	$3,711,283	$852,799	$9,187,589
U.S. Treasuries	—	—	—	—	—
Total	$563,475	$4,060,032	$3,711,283	$852,799	$9,187,589

December 31, 2017
Agency RMBS	$272,434	$3,763,712	$2,549,717	$2,482,742	$9,068,605
U.S. Treasuries	—	1,021,312	—	—	1,021,312
Total	$272,434	$4,785,024	$2,549,717	$2,482,742	$10,089,917

At June 30, 2018 and December 31, 2017, our amount at risk with any individual counterparty related to our repo borrowings was less than 2.8% and 2.3% of stockholders’ equity, respectively. The amount at risk is defined as the excess of the fair value of the securities, including accrued interest and cash pledged to secure the repurchase agreement, over the amount of the repurchase agreement liability adjusted for accrued interest.

6. PLEDGED ASSETS

Assets Pledged to Counterparties

The following tables summarize assets pledged as collateral under repo borrowings, and derivative instruments by type, including assets pledged to the Company that were repledged to other counterparties and securities pledged related to securities purchased or sold but not yet settled, as of June 30, 2018 and December 31, 2017 (dollars in thousands):

June 30, 2018

Asset Type	Repurchase Agreements	Derivative Instruments (1)	Forward Settling Trades (TBAs)	Total
Agency RMBS - fair value	$9,672,791	$41,079	$194	$9,714,064
U.S. Treasuries - fair value	—	29,880	—	29,880
Accrued interest on pledged securities	28,725	250	1	28,976
Cash	—	1,735	—	1,735
Total	$9,701,516	$72,944	$195	$9,774,655

December 31, 2017

Asset Type	Repurchase Agreements	Derivative Instruments (1)	Forward Settling Trades (TBAs)	Total
Agency RMBS - fair value	$9,542,186	$44,490	$1,928	$9,588,604
U.S. Treasuries - fair value	1,023,083	31,968	—	1,055,051
Accrued interest on pledged securities	27,693	165	5	27,863
Cash	—	—	—	—
Total	$10,592,962	$76,623	$1,933	$10,671,518

(1)         Includes amounts related to TBA Derivatives.

Assets Pledged from Counterparties

As the estimated fair value of our investment securities pledged as collateral increases due to changes in interest rates or other factors, we may require counterparties to return collateral to us, which may be in the form of identical securities, similar securities, or cash.  As of June 30, 2018 and December 31, 2017, we also had assets pledged to us as collateral under our repurchase agreements, reverse repurchase agreements, derivative instruments and forward settling trades summarized in the tables below (dollars in thousands):

June 30, 2018

Asset Type	Repurchase Agreements(1)	Reverse Repurchase Agreements (1)	Derivative Instruments (2)	Forward Settling Trades (TBAs)	Total
Agency RMBS - fair value	$1,327	$—	$10,776	$—	$12,103
U.S. Treasuries - fair value	456	781,032	—	—	781,488
Accrued interest on pledged securities	6	6,531	87	—	6,624
Cash	—	—	284,616	—	284,616
Total	$1,789	$787,563	$295,479	$—	$1,084,831

December 31, 2017

Asset Type	Repurchase Agreements (3)	Derivative Instruments (2)	Forward Settling Trades (TBAs)	Total
Agency RMBS - fair value	$—	$—	$—	$—
U.S. Treasuries - fair value	—	9,646	—	9,646
Accrued interest on pledged securities	—	60	—	60
Cash	—	139,614	—	139,614
Total	$—	$149,320	$—	$149,320

(1)         U.S. Treasury securities received as collateral under our reverse repurchase agreements that we use to cover short sales of U.S. Treasury securities and Master Securities Loan Agreements (“MSLAs”) are accounted for as securities borrowing transactions.  We recognize a corresponding obligation to return the borrowed securities at fair value in the accompanying Consolidated Balance Sheet based on the value of the underlying borrowed securities at period end.  Amounts presented are inclusive of collateral that the Company has sold or repledged, and may be presented on a net basis for repurchase and reverse repurchase agreements with the same counterparty.

(2)         Includes amounts related to TBA Derivatives.

(3)         We did not hold U.S. Treasury short positions at December 31, 2017.

Cash collateral received is not restricted as to use and is recognized in “Cash and cash equivalents” with a corresponding amount recognized in “Payable for cash received as collateral” in the accompanying Consolidated Balance Sheets.  The Company’s collateral received in the form of securities from counterparties is disclosed in Note 4, Derivative Instruments.

The Company’s Master Repurchase Agreements (“MRAs”), Master Securities Forward Transaction Agreements (“MSFTAs”) and ISDA Master Agreements (“ISDAs”, and together with MRAs, the “Master Agreements”) generally provide (unless specified otherwise) that the Company may sell, pledge, rehypothecate, assign, invest, use, commingle, dispose of, or otherwise use in its business any posted collateral it holds, free from any claim or right of any nature whatsoever of the counterparty.  MSFTAs govern the considerations and factors surrounding the settlement of certain forward settling transactions, TBA Securities and secured borrowing transactions by and between the Company and our counterparties. As of June 30, 2018, $30.9 million of assets were pledged to the Company under the Master Agreements, of which $29.9 million were pledged by the Company to other counterparties at June 30, 2018. As of December 31, 2017, $9.6 million of assets were pledged to the Company under the Master Agreements, of which $8.1 million were pledged by the Company to other counterparties at December 31, 2017. Since title to these assets remains with the counterparty under the Master Agreements, none of these assets are reflected in the accompanying Consolidated Balance Sheets.

Offsetting Assets and Liabilities

Certain of our repo borrowings and derivative transactions are governed by underlying agreements that generally provide for a right of offset under MNAs (or similar agreements), including in the event of default or in the event of bankruptcy of either party to the transactions.  Under GAAP, if the Company has a contractual right of offset, the Company may offset the related asset and liability and report the net amount in the accompanying Consolidated Balance Sheets.  However, the Company reports amounts subject to its MRAs and ISDAs in the accompanying Consolidated Balance Sheets on a gross basis without regard for such rights of offset.

At June 30, 2018 and December 31, 2017, the Company’s derivative assets and liabilities (by type) are as follows (dollars in thousands):

June 30, 2018	Assets	Liabilities
Interest rate swap contracts	$245,995	$—
Interest rate swaption contracts	2,368	—
Interest rate cap contracts	53,943	—
TBA derivatives	5,098	6,094
Total derivative assets and liabilities	307,404	6,094
Derivatives not subject to a Master Netting Agreement	245,996	—
Total assets and liabilities subject to a Master Netting Agreement	$61,408	$6,094

December 31, 2017	Assets	Liabilities
Interest rate swap contracts	$120,154	$—
Interest rate cap contracts	39,466	—
TBA derivatives	9	152
Total derivative assets and liabilities	159,629	152
Derivatives not subject to a Master Netting Agreement	119,230	—
Total assets and liabilities subject to a Master Netting Agreement	$40,399	$152

Below are summaries of the Company’s assets subject to offsetting provisions (dollars in thousands):

Assets

			Gross Amounts Not Offset in the Consolidated Balance Sheets
As of	Description	Amount of Assets Presented in the Consolidated Balance Sheets	Instruments Available for Offset	Collateral Received(1)	Net Amount(2)
June 30, 2018	Derivative assets	$61,408	$1,174	$57,555	$2,679
June 30, 2018	Reverse repurchase agreements	779,362	779,362	—	—
December 31, 2017	Derivative assets	40,399	—	38,568	1,831

Below are summaries of the Company’s liabilities subject to offsetting provisions (dollars in thousands):

Liabilities

			Gross Amounts Not Offset in the Consolidated Balance Sheets
As of	Description	Amount of Liabilities Presented in the Consolidated Balance Sheets	Instruments Available for Offset	Collateral Pledged(1)	Net Amount(2)
June 30, 2018	Derivative liabilities	$6,094	$1,174	$4,920	$—
June 30, 2018	Repurchase agreements	9,187,589	779,362	8,408,227	—
December 31, 2017	Derivative liabilities	152	—	152	—
December 31, 2017	Repurchase agreements	10,089,917	—	10,089,917	—

(1)         Collateral consists of Agency RMBS, U.S. Treasuries and Cash and cash equivalents.  Excess collateral received is not shown for financial reporting purposes.

(2)         Net amount represents the amount receivable from (in the case of assets) and payable to (in the case of liabilities) the counterparty in the event of default.

7. FAIR VALUE MEASUREMENTS

The Company’s valuation techniques are based on observable and unobservable inputs.  ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring financial instruments. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument, and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. Refer to Notes 3, Investments in Securities, and Note 4, Derivative Instruments, for more details related to the Company’s investments in securities and derivative instruments, respectively.

Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination, as follows:

Level 1: Generally includes only unadjusted quoted prices that are available in active markets for identical financial instruments as of the reporting date.

Level 2: Pricing inputs include quoted prices in active markets for similar instruments, quoted prices in less active or inactive markets for identical or similar instruments where multiple price quotes can be obtained, and other observable inputs, such as interest rates and yield curves.

Level 3: Pricing inputs are unobservable for the financial instruments and include situations where there is little, if any, market activity for the financial instrument. These inputs require significant judgment or estimation by management when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2.

The estimated value of each asset reported at fair value using Level 3 inputs is approved by an internal committee composed of members of senior management, including our Chief Executive Officer, Chief Financial Officer, and other senior officers.

Agency RMBS and U.S. Treasuries are generally valued based on prices provided by third-party pricing services (the “Pricing Service”), as derived from such services’ pricing models. Our primary third party pricing service utilizes various valuation techniques, including market and income approaches to estimate the value of our Agency RMBS categorized within Level 2. When no direct information is available for a specific Agency RMBS, the Pricing Service utilizes a matrix approach referred to as a “multi-dimensional relational application” valuation technique (the “Valuation Technique”) to value our Agency RMBS. The Pricing Service inputs include Trade Reporting and Compliance Engine (“TRACE®”) reported trades and the following standard inputs, listed in approximate order of priority, when available: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications. TRACE® data includes, among other things, all Agency RMBS over-the-counter market activity in the secondary market.  Inputs to the models may include, but are not limited to, reported trades, executable bid and ask prices, broker quotations, prices or yields of securities with similar characteristics, prepayment rates, benchmark curves or information pertaining to the issuer, as well as industry and economic events.

The Pricing Service evaluates the adequacy of the Valuation Technique and the inputs described above on a regular basis. The evaluation process also includes monitoring market indicators, and industry and economic events. Information of this nature is a trigger to acquire further corroborating market data. The ongoing evaluation process includes multiple review processes throughout the month that help assess the available market, credit, and deal level information in support of valuations. As a result of the evaluation process, the Pricing Service may prioritize available inputs differently on any given day for any security, as not all inputs identified are available for use in the valuation process on any given day for each security valuation. If the Pricing Service determines that the level of available objective verifiable information is insufficient to continue to support a security’s valuation, then the Pricing Service will discontinue to value the security(ies) on an issue, issuer, and/or deal level until sufficient objective verifiable information can be obtained.

All valuations we receive from third-party pricing services or broker quotes are non-binding.  The pricing committee reviews all prices.  To date, the Company has not adjusted any of the prices received from third-party pricing services or brokers.  Our pricing review includes comparisons of similar market transactions, alternative third-party pricing services and broker quotes, or comparisons to a pricing model.  To ensure proper classification within the fair value hierarchy in ASC 820, the Company reviews the third-party pricing services’ methodologies periodically to understand whether observable or unobservable inputs are being used.

We generally value swaps, swaptions and caps using prices provided by broker quotations.  Such broker quotations are based on the present value of fixed and projected floating rate cash flows over the term of the swap contract.  Future cash flows are discounted to present value using swap rates provided by electronic data services or by brokers.

Excluded from the tables below are short-term financial instruments carried in our consolidated financial statements at cost basis, which is deemed to approximate fair value, due primarily to the short duration of these instruments, including cash and cash equivalents, receivables, payables, and repo borrowings.

“Other investments” is mainly comprised of our net investment in a real estate asset at fair value, inclusive of the corresponding $4.8 million and $3.7 million of mortgage debt at June 30, 2018 and December 31, 2017, respectively. The Company utilizes a combination of the direct capitalization approach and recent sales prices of comparable real estate assets, obtained from third parties, to estimate fair value. Investment in real estate is considered to be a Level 3 asset to which we periodically apply valuation techniques and/or impairment analysis.

During the quarter ended June 30, 2018, the mortgage related to the Company’s real estate asset was refinanced with a new 5-year term mortgage loan that carries a fixed interest rate of 4.0%. The refinancing resulted in a $1.1 million increase in the Company’s pro-rata portion of the outstanding loan, with a corresponding cash-out amount during the quarter ended June 30, 2018.

The following tables summarize the Company’s assets and liabilities that are measured at fair value on a recurring basis, as of June 30, 2018 and December 31, 2017 (dollars in thousands):

June 30, 2018

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
Assets
Agency RMBS	$—	$10,426,068	$—	$10,426,068
Derivative assets	—	307,404	—	307,404
Other investments	—	—	8,670	8,670
Total	$—	$10,733,472	$8,670	$10,742,142
Liabilities
Derivative liabilities	—	6,094	—	6,094
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	761,406	—	—	761,406
Total	$761,406	$6,094	$—	$767,500

December 31, 2017

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
Assets
Agency RMBS	$—	$11,587,720	$—	$11,587,720
U.S. Treasuries	1,046,934	—	—	1,046,934
Derivative assets	—	159,629	—	159,629
Other investments	—	—	9,763	9,763
Total	$1,046,934	$11,747,349	$9,763	$12,804,046
Liabilities
Derivative liabilities	—	152	—	152
Total	$—	$152	$—	$152

The table below presents a reconciliation of changes in other investments classified as Level 3 in the Company’s consolidated financial statements for the three and six months ended June 30, 2018 and 2017.

Level 3 Fair Value Reconciliation

	Three and Six Months Ended June 30,
(dollars in thousands)	2018	2017
Other investments
Beginning balance Level 3 assets	$9,763	$8,028
Cash payments recorded as a reduction of cost basis	(130)	—
Change in net unrealized gain (loss)	(963)	—
Gross purchases	—	—
Gross sales	—	—
Net gain (loss) on sales	—	—
Transfers into (out of) Level 3	—	—
Ending balance Level 3 assets	$8,670	$8,028

The fair value of our net investment in a real estate asset is primarily derived internally, and is based on inputs observed from sales transactions of similar assets.  We also rely on available industry information about capitalization rates and expected trends in rents and occupancy in determining estimates of the fair value of real estate.  The significant unobservable input used in the fair value measurement of our net investment in real estate is the capitalization rate, which the Company estimated to be between 4.25% and 4.90% at June 30, 2018 and December 31, 2017.

8. STOCKHOLDERS’ EQUITY

The Company has authorized 500,000,000 shares of common stock having a par value of $0.01 per share. As of June 30, 2018 and December 31, 2017, the Company had issued and outstanding 155,440,829 and 155,010,011 shares of common stock, respectively.

The Company has authorized 50,000,000 shares of preferred stock having a par value of $0.01 per share. As of June 30, 2018 and December 31, 2017, 3,000,000 shares of 7.75% Series A Cumulative Redeemable Preferred Stock ($25.00 liquidation preference) were issued and outstanding.  As of June 30, 2018 and December 31, 2017, 8,000,000 shares of 7.50% Series B Cumulative Redeemable Preferred Stock ($25.00 liquidation preference) were issued and outstanding.  The Series A Preferred Stock and Series B Preferred Stock are not redeemable before August 3, 2017 and April 30, 2018, respectively, except under circumstances where it is necessary to preserve the Company’s qualification as a REIT, for federal income tax purposes, or the occurrence of a Change of Control (as defined in the Articles Supplementary of the Series A and Series B Preferred Stock, respectively).  Under certain circumstances upon a Change of Control, our Series A and Series B Preferred Stock are convertible to shares of our common stock. On or after August 3, 2017 and April 30, 2018, the Company may, at its option, redeem any or all of the shares of the Series A Preferred Stock and Series B Preferred Stock, respectively, at $25.00 per share plus any accumulated and unpaid dividends to, but not including, the respective redemption date.  The Series A Preferred Stock and Series B Preferred Stock have no stated maturity, and are not subject to a sinking fund requirement or mandatory redemption.

Equity Placement Program

On August 4, 2017, the Company entered into an equity distribution agreement (the “Equity Distribution Agreement”) with JMP Securities LLC whereby the Company may, from time to time, publicly offer and sell up to 20,000,000 shares of the Company’s common stock through at-the-market transactions and/or privately negotiated transactions. During the three months ended June 30, 2018, the Company did not issue any shares under the Equity Distribution Agreement.  As of June 30, 2018 and December 31, 2017, 17,048,509 shares of common stock remained available for issuance to be sold under the Equity Distribution Agreement.

Dividend Reinvestment and Direct Stock Purchase Plan

On September 15, 2017, the Company renewed its Dividend Reinvestment and Direct Stock Purchase Plan (“DRSPP”), whereby stockholders may reinvest cash dividends and purchase up to 10,000,000 shares of our common stock. Stockholders may also make optional cash purchases of shares of common stock subject to certain limitations detailed in the respective plan prospectus.  For the six months ended June 30, 2018, the Company issued 2,509 shares under the DRSPP for net proceeds of $19 thousand. For the six months ended June 30, 2017 the Company issued 1,618 shares under the DRSPP for net proceeds of $14 thousand. As of June 30, 2018, there were approximately 9.7 million shares available for issuance under the DRSPP.

Share Repurchase Program

On November 15, 2012, the Company announced that its Board of Directors authorized the repurchase of shares of the Company’s common stock having an aggregate value of up to $250 million.  Pursuant to this program, through July 20, 2014, the Company repurchased approximately $115.7 million in aggregate value of its shares of common stock on the open market.  On July 21, 2014, the Company announced that its Board of Directors authorized the repurchase of shares of the Company’s common stock having an aggregate value of up to $250 million, which included approximately $134.3 million available for repurchase under the November 2012 authorization.  Subsequently, during 2014 and through the year ended December 31, 2017 the Company repurchased 5,796,502 shares at a weighted-average purchase price of $7.62 per share, for an aggregate purchase price of approximately $44.3 million. Accordingly, the Company was authorized to repurchase shares of its common stock of approximately $155.5 million as of December 31, 2017.

For the six months ended June 30, 2018 and June 30, 2017, we did not repurchase any shares of the Company’s common stock. Accordingly, the Company was authorized to repurchase shares of its common stock of approximately $155.5 million as of June 30, 2018 and 2017.

Restricted Stock Awards

For the six months ended June 30, 2018 and 2017, the Company granted 461,593 and 339,132 shares of restricted stock, respectively, to certain of its directors, officers and employees.

9. EARNINGS PER SHARE

Components of the computation of basic and diluted earnings per share (“EPS”) under the two-class method were as follows (dollars in thousands, except per share numbers):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss)	$(4)	$50,225	$(108,512)	$84,245
Less dividends on preferred shares	(5,203)	(5,203)	(10,406)	(10,406)
Net income (loss) available to common stockholders	(5,207)	45,022	(118,918)	73,839
Less dividends declared:
Common shares	(33,970)	(37,700)	(67,934)	(75,394)
Non-vested shares	(227)	(232)	(454)	(465)
Undistributed earnings (loss)	(39,404)	7,090	(187,306)	(2,020)
Basic weighted-average shares outstanding:
Common shares	154,405	150,800	154,318	150,691
Basic earnings (loss) per common share:
Distributed earnings	$0.22	$0.25	$0.44	$0.50
Undistributed earnings (loss)	(0.26)	0.05	(1.21)	(0.01)
Basic earnings (loss) per common share	$(0.04)	$0.30	$(0.77)	$0.49
Diluted weighted-average shares outstanding:
Common shares	154,405	150,800	154,318	150,691
Net effect of dilutive securities (1)	—	—	—	—
	154,405	150,800	154,318	150,691
Diluted earnings (loss) per common share:
Distributed earnings	$0.22	$0.25	$0.44	$0.50
Undistributed earnings	(0.26)	0.05	(1.21)	(0.01)
Diluted earnings (loss) per common share	$(0.04)	$0.30	$(0.77)	$0.49

(1)                                 For the three and six months ended June 30, 2018 and 2017, the Company had no dilutive securities outstanding.

10. COMMITMENTS AND CONTINGENCIES

The Company enters into certain agreements that contain a variety of indemnifications, principally with broker-dealers. As of June 30, 2018 and December 31, 2017, no claims have been asserted against the Company under these indemnification agreements. Accordingly, the Company has no liabilities recorded for these agreements as of June 30, 2018 and December 31, 2017.

The Company occupied leased office space for which the term expired on June 30, 2016. In September 2015, the Company entered into a new lease agreement with a commencement date of January 1, 2016, and an estimated rent commencement date of July 1, 2016 (the “New Lease”). The New Lease has an initial term of 7 years from the rent commencement date, and one five-year extension option.  The Company’s lease has been classified as an operating lease. The Company’s aggregate future minimum lease payments total approximately $1.9 million.  The following table details the Company’s operating lease payments (dollars in thousands):

Years Ending December 31,	Lease Commitments
2018 (remaining)	$184
2019	373
2020	383
2021	393
2022	403
Thereafter	203
$1,939

11. SUBSEQUENT EVENTS

On April 26, 2018, the Company announced that it had entered into a definitive merger agreement pursuant to which Two Harbors would acquire the Company.  The transaction was approved by the stockholders of both the Company and Two Harbors on July 27, 2018, and the merger was completed on July 31, 2018, at which time the Company became a wholly owned subsidiary of Two Harbors. In exchange for all of the shares of the Company’s common stock outstanding immediately prior to the effective time of the merger, Two Harbors issued approximately 72.6 million new shares of common stock, as well as aggregate cash consideration of $15.0 million, to the Company’s common stockholders. In addition, Two Harbors issued 3 million shares of newly classified Series D cumulative redeemable preferred stock and 8 million shares of newly classified Series E cumulative redeemable preferred stock in exchange for all shares of the Company’s Series A and Series B cumulative redeemable preferred stock outstanding prior to the effective time of the merger.

On July 13, 2018, the Company declared an interim third quarter 2018 common stock dividend of $0.09870 per share that was payable on July 30, 2018 to common stockholders of record at the close of business on July 25, 2018. The interim third quarter dividend was made pursuant to the terms of the merger agreement by and among the Company, Two Harbors and Eiger Merger Subsidiary LLC.

The Company has evaluated subsequent events through September 27, 2018, the date these financial statements were issued, and determined that no additional events have occurred that would require adjustments to or disclosures in the accompanying unaudited consolidated financial statements.